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                                                                    Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-78909) and related prospectus, the Registration Statement (Form S-8 No. 33-80201) pertaining to the 1995 Stock Plan, the 1995 Non-Employee Director Stock Plan and the 1995 Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-2030) pertaining to the 1989 Stock Option Plan of Citrix Systems, Inc. of our report dated January 14, 2000, except for the seventh paragraph of Note 7, as to which the date is January 19, 2000, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.



                                                  /s/ Ernst & Young LLP



West Palm Beach, Florida
March 21, 2000